Exhibit 4.9

THIS NOTE AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

BG MEDICINE, INC.

FORM OF CONVERTIBLE PROMISSORY NOTE

US$ [               ]

December     , 2007

BG Medicine, Inc. a corporation duly formed under the laws of the State of Delaware, (the “Company”), for value received, hereby promises to pay to [Name] or registered assigns (the “Note Holder”) the principal sum of $[       ], together with interest, in the manner provided herein.  This Convertible Promissory Note (this “Note”) is one of a series of notes (collectively, the “Notes”) issued pursuant to that certain Securities Purchase Agreement dated December 27, 2007 between the Company and the Purchasers (as defined therein) (the “Purchase Agreement”), and is entitled to the benefits of the Purchase Agreement.  The terms of the Notes (including this Note) are and will be identical except as to the name of the holder thereof, the original principal amount thereof and the date of issuance thereof.  Except as to those terms otherwise defined in this Note, all capitalized terms used in this Note shall have the respective meanings ascribed to them in the Purchase Agreement.

1.     Payments.

(a)   Subject to Section 14 hereof, unless earlier converted or repaid as provided in Section 3 herein, all amounts outstanding and unpaid under this Note shall be due and payable on the earlier of:  (a) DEMAND by the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes, (b) the occurrence of an Event of Default or (c) the consummation of a Liquidation Event (the earliest to occur shall be the “Due Date”).

(b)   Subject to Section 14 hereof, and notwithstanding anything to the contrary contained elsewhere herein (other than in Section 14) or in any of the Purchase Documents, the Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium; provided, however, that the Company shall make no payment with respect to this Note, whether in respect of principal, interest or any other amount owing hereunder, (i) without the prior written approval of the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes, and (ii) unless at the same time the Company makes a similar payment with respect to each of the Notes then outstanding in a pro rata amount based on the aggregate amounts then owing hereunder and thereunder, except if any of the Note Holders waives such pro rata payment requirement.

2.     Interest.

Notwithstanding the date of issuance of this Note, Interest on the unpaid principal amount shall be deemed to have accrued beginning on the Effective Date of the Purchase Agreement at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 3 hereof).  Subject to Section 3, interest shall not be due and payable until the Due Date.

3.     Conversion and Registration Rights.

(a)   Automatic Conversion in Connection with a Qualified Financing.  The unpaid principal amount of this Note together with any interest accrued but unpaid thereon, shall automatically be converted into shares of New Stock issued and sold at the closing of a Qualified Financing that occurs on or prior to the Due Date (it being understood that if such Qualified Financing consists of more than one type of security, the holder of this Note shall be entitled to receive all of such securities upon such conversion).  Upon the conversion of the Note pursuant to this Section 3(a), the holder of this Note shall be entitled to receive a number of shares of the Company’s New Stock to be issued upon such conversion equal to the quotient obtained by dividing (i) the unpaid principal amount of this Note plus interest accrued but unpaid thereon, by (ii) the New Stock Price.  The issuance of the shares of New Stock upon such conversion shall be upon the terms and subject to the conditions applicable to the Qualified Financing.  Upon such conversion, the Note Holder will execute such agreements as may be entered into by purchasers of shares of New Stock in the Qualified Financing generally, if any.  If the Qualified Financing is the Company’s Initial Public Offering, the New Stock shall be shares of the Company’s Common Stock and the New Stock Price shall be the initial public offering price in the Initial Public Offering.

(b)   Optional Conversion.  At any time after the withdrawal of the Registration Statement and prior to the closing of a Qualified Financing and in lieu of repayment of the Note, the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes (the “Requesting Holders”) may elect to convert all, but not less than all, of the outstanding principal balance under the Notes into shares of the Company’s Series A Preferred Stock (the “Optional Conversion”).  Upon conversion of the Note pursuant to this Section 3(b), the holder of this Note shall be entitled to receive a number of shares of the Company’s Series A Preferred Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of this Note plus interest accrued but unpaid thereon, by (ii) $3.21, subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reclassification or other similar event.

(c)   Restricted Securities and Registration Rights.  The provisions of Section 4.02 of the Securities Purchase Agreement are incorporated herein.  The holder of the securities issued upon conversion of this Note shall be entitled to the registration rights provided in the Third Amended and Restated Investor Rights Agreement, as amended, upon becoming a party to such agreement (if not already a party).

4.     Mechanics of Conversion.

(a)   No fractional shares will be issued upon conversion of this Note.  In lieu of any fractional share to which the Note Holder would otherwise be entitled, the Company will pay to the Note Holder in cash any amount that would otherwise be converted into such fractional share.

                (b)   In the event that this Note is converted into New Stock pursuant to Section 3(a), the Note Holder shall surrender this Note, duly endorsed, to the Company at the closing of the Qualified Financing and the Note shall thereupon be canceled.  As soon as practicable following surrender of this Note and at its expense, the Company will issue and deliver to the Note Holder, a certificate or certificates representing the number of shares of New Stock to which the Note Holder is entitled upon such conversion, together with a check payable to the Note Holder for any cash amounts payable pursuant to Section 4(a).

                (c) In the event that this Note is converted into Series A Preferred Stock pursuant to Section 3(b), the Requesting Holders shall notify the Company at least ten (10) calendar days prior to the date that the Requesting Holders intend to effect the Optional Conversion.  Prior to the consummation of the Optional Conversion, if a sufficient number of shares of Series A Preferred Stock is not authorized under the Company’s certificate of incorporation, as then in effect, the Company shall take all corporate action necessary to authorize the requisite number of shares of Series A Preferred Stock for issuance upon conversion of the Note prior to the issuance of such shares.  At the time of the consummation of the Optional Conversion, the Note Holder shall surrender this Note, duly endorsed, to the Company and this Note shall thereupon be canceled.  As soon as practicable following surrender of this Note and at its expense, the Company will issue and deliver to the Note Holder, a certificate or certificates representing the number of shares of Series A Preferred Stock to which the Note Holder is entitled upon the Optional Conversion, together with a check payable to the Note Holder for any cash amounts payable pursuant to Section 4(a).

5.     Liquidation Event.

                In the event that, prior to the Due Date or conversion of the Note in accordance with Section 3, a written proposal from a third party is made with respect to a Liquidation Event, the Company shall notify the Note Holder of such proposal promptly following receipt of such proposal and the Note Holder shall be entitled to receive, upon consummation of such Liquidation Event, an amount equal to the sum of (i) two (2) times the then outstanding principal amount under this Note and (ii) the then current accrued but unpaid interest under this Note.

6.     Termination of Rights.

Upon conversion of this Note in accordance with Section 3, repayment of this Note in accordance with Section 1 or repayment of this Note in connection with a Liquidation Event in accordance with Section 5, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Sections 3, 4 and 5.

7.     Events of Default.

             Subject to Section 14 hereof, in the case an Event of Default shall occur, the entire unpaid principal of this Note shall become due and payable in the manner and with the effect provided in the Purchase Agreement and this Note.

8.     Transfer; Successors and Assigns.

The Note Holder may not sell, assign, pledge, dispose of or otherwise transfer this Note or any interest herein without the prior written consent of the Company; provided, however, a Note Holder that is partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Note to an Affiliate without the prior written consent of the Company.  Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee.  Interest and principal are payable only to the registered holder of this Note.  The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.  Any assignee of this Note shall be bound by the terms and conditions of Section 14 hereof.

9.     Governing Law.

This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

10.  Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a)  upon personal delivery to the party to be notified; (b) when sent by confirmed telecopy or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to (i) the Company at the address as set forth on the signature page hereof and (ii) the Note Holder at the address set forth on the signature page hereof or at such other address as the Company or the Note Holder may designate by ten days’ advance written notice to the other party hereto.

11.  Amendments and Waivers.

                This Note may be amended or modified, and any provision hereof may be waived with the written consent of the Company and by the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes; provided, that this Note may not be amended or modified and no provision hereof or thereof may be waived if such amendment, modification or waiver would adversely and prejudicially affect the rights of the Note Holder of this Note vis-à-vis all other holders of the Notes without the consent of the Note Holder hereof.  No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.          Headings.

The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

13.  Rights Reserved.

No provisions of this Note and no right or option granted or conferred herein shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers, including without limitation, its corporate right and power to issue securities, recapitalize, amend its Certificate of Incorporation, reorganize, consolidate or merge with or into another corporation, or transfer or encumber all or any part of its property or assets.

14.           Subordination to Senior Debt.

Note Holder agrees by accepting this Note that the payment of all principal, interest and other sums at any time now or hereafter owing from the Company to Note Holder under or in connection with this Note (the “Subordinated Debt”) shall be junior and subordinate to the prior indefeasible payment in full of, and performance of all obligations in respect of, all Senior Debt (as hereinafter defined) in accordance with the terms and conditions of this Section 14.  Until the date that is 91 days after the Senior Debt has been paid in full and the holders of the Senior Debt have no obligation to make loans or otherwise extend credit to the Company, Note Holder by accepting this Note agrees that it will not (x) take any action or initiate any proceedings, judicial or otherwise, to enforce Note Holder’s rights or remedies with respect to any indebtedness under this Note (other than the conversion of the indebtedness under this Note into New Stock or Series A Preferred Stock pursuant to Section 3 hereof, so long as no cash is paid by the Company to the Note Holder in connection with such conversion other than with respect to fractional shares pursuant to Section 4(a) hereof) or (y) demand or receive any payment of Subordinated Debt.  Note Holder agrees that it shall promptly deliver to the holders of the Senior Debt in the form received for application to the Senior Debt any payment, distribution, security or proceeds received by Note Holder with respect to Subordinated Debt that is made in contravention of this Section 14.  In the event of any insolvency, bankruptcy or receivership case or proceeding, or any dissolution, winding up, liquidation, reorganization or other similar proceeding, relative to the Company, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, then all Senior Debt shall first be paid in full in cash or cash equivalents, before Note Holder shall be entitled to receive or retain any payment or distribution of assets with respect to this Note or the Subordinated Debt.  By accepting this Note, Note Holder acknowledges and agrees that the holders of Senior Debt are intended to be third party beneficiaries of the provisions of this Section 14 and are entitled to rely on these provisions and to enforce these provisions as if they were a direct party to this Note.

For purposes of this Note, the term “Senior Debt” means all of the indebtedness, liabilities, and other obligations the Company owes to (1) General Electric Capital Corporation (“GE Capital”) under (a) that certain Master Security Agreement, dated as of October 3, 2001 (as amended, restated, modified or replaced from time to time, the “GE Capital Security Agreement”), by and between the Company and GE Capital, and (b) any and all “Notes” (as such term is defined in the GE Capital Security Agreement), and (2) Silicon Valley Bank, under that certain Loan and Security Agreement dated as of November 9, 2007 (as amended, restated, modified or replaced from time to time, the “Loan Agreement”), by and between Company and Silicon Valley Bank.

The provisions of this Section 14 shall not prohibit the Company or the Note Holder from converting any Subordinated Debt evidenced by this Note into shares of New Stock or Series A Preferred Stock pursuant to Section 3 hereof, so long as no cash is paid by the Company to the Note Holder in connection with such conversion other than with respect to fractional shares pursuant to Section 4(a) hereof.

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                IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

BG MEDICINE, INC.

By:
Name: Pieter Muntendam, M.D.
Title: President
Address:	610 N Lincoln Street
Waltham, MA 02451